Exhibit 10.5
Amendment 1
to the Edwards Lifesciences Corporation
Severance Plan

Pursuant to Article VI of the Edwards Lifesciences Corporation Severance Plan (the “Plan”), the Corporate Vice President of Human Resources hereby amends the Plan effective January 1, 2017 as follows:

1.	Article II, Section (e) is amended to read as follows

“‘Eligible Employee’ means each Employee who is a regular employee (not a temporary employee) who is employed by an Employer and is scheduled to work at least twenty (20) hours each week, and is on a U.S. payroll of an Employer. Notwithstanding the foregoing, the term “Eligible Employee” shall exclude: (1) any individual who performs services for an Employer pursuant to an agreement (written or oral) that classifies such individual as an independent contractor or as an employee of another entity, or that otherwise contains a waiver of participation in this Plan, regardless of such individual’s employment status under common law, (2) any individual who is considered a “leased employee” as defined in Section 414(n)(2) of the Code who is employed by another entity, (3) individuals classified as Inpatriate Employees, (4) any individual whose terms of employment are governed by a collective bargaining agreement (unless the bargaining agreement provides for participation in the Plan) (5) any employee who refuses to accept another position within the Company or with a successor employer, (6) any employee whose job is outsourced to an employer who is not a member of the controlled group; provided such employee is offered a position with such employer, regardless of the terms and conditions of such offer, (7) sunset employees (employees who are hired for a specific period of time), (8) employees who fail to timely sign a general release agreement provide by the Employer; (9) employees who fail to return from a leave of absence in a timely manner (including but not limited to those employees who are on medical or disability leave and fail to return to work in a timely manner after they have been determined to no longer be disabled), and (10) any employee classified as an intern.”

EDWARDS LIFESCIENCES CORPORATION

By: /s/ Christine Z. McCauley

Name: Christine Z. McCauley

Title: Chairperson, Administrative and Investment Committee

Date: February 24, 2017